UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported)   February 13, 2006

                            AURORA GOLD CORPORATION
             (Exact name of registrant as specified in its charter)


            Delaware                    0-24393                13-3945947
  (State or other jurisdiction        (Commission            (IRS Employer
        of incorporation)             File Number)         Identification No.)


30 Ledgar Road, Balcatta, WA, Australia                      6021
(Address of principal executive offices)                     (Zip Code)

Registrant's Telephone Number, Including the area code:      (+61) 8 9240-2836


(Former name or former address, if changed from last report.)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Information A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

AURORA GOLD CORPORATION
-----------------------

Item 1.01 Entry into a Material Definitive Agreement

Aurora Gold Corporation (the "Company") is pleased to announce that the Company's wholly owned Brazilian subsidiary, Aurora Gold Mineracao Ltda, has signed an option agreement covering the Sao Domingos project located in the Municipality of Itaituba, Tapajos gold province, State of Para, Brazil. The Company has commenced reconnaissance exploration programs on the project and has currently outlined four (4) areas considered highly significant and separated by up to 5 km. The project is located in the southern part of the rich and largely unexplored Tapajos gold province.

Generally vein quartz mineralization in the southern Tapajos is hosted by arc related, calc-alkaline tonalitic orthogneisses (Cuiu-Cuiu complex 2003-2005 Ma) and post-collisional calc-alkaline K-rich granitoids (Creporizao Intrusive Suite 1997-1957 Ma). The deposits are structurally controlled and form typically tabular bodies that parallel the hosting structures, and are characterized by quartz veins surrounded by halos of strongly altered wall rock, which are usually narrow and show weak to prominent ductile fabric. Steeply dipping fault fill veins and shear veins represent 80% of the structural style, followed by breccia veins and lesser stock works and veins hosted in low angle reverse-oblique faults. Hosting structures vary from ductile- brittle to brittle in nature and together with structural and textural evidence provided by the veins, indicate a wide range of depth of emplacement, for the mineralization from shallow to mid crustal. Quart and sericite are the main alteration minerals and pyrite is ubiquitous.

The Sao Domingos project area is located approximately 40km north of the Company's Santa Isabel project and approximately 50km south of the Company's Nova Porto project. Currently the company has outlined four (4) prime targets for the Sao Domingos project; Atacadao, Esmeril, Fofoca and Cachoeira. All targets are located around a series of regional brittle and ductile structures trending NW, NE and NNW within the Parauari Intrusive Suite and adjacent to the later Cachoelra (Gabbroic) Intrusive Suite. The Parauari Intrusive Suite has proven to host the vast majority of gold deposits elsewhere within the Tapajos Gold Province. This area has also previously been the focus of large-scale alluvial workings.

Preliminary investigation of all four (4) target areas, Atacadao, Esmeril, Fofoca and Cachoeira all have confirmed the existence of mineralized quartz veins and stockwork systems within these Intrusive Granite Suites. Results of preliminary sampling are expected in the near future.
Atacadao was a large-scale alluvial gold mining operation capitalizing on gold accumulations shed from the surrounding hills. Preliminary investigations proved the local topographic highs to be part of the Parauari Intrusive Suite with well-developed stock work quartz. Initial inspection of the quartz veins showed them to be clearly mineralized and final results of initial sampling is expected soon. Locally previous shallow, up to 10m, production shafts focused on an E-W sub-vertical, project scale brittle structure, which can be traced for several hundreds of meters.

Esmeril was the focus of recent mining, by water canon and sluice, of the highly weathered fraction of the granitic host rock and stockwork veins. The stockwork veins, exposed by previous workers, show boxwork and fresh sulphides with associated ferruginous staining of both the veins and wall rock alteration of the enclosing country rock.

The Fofoca area was the focus of a large-scale development of both the alluvial and oxidized stock work granitic host rocks. This area is also located on an E-W structure considered to be associated to the structures linked to Atacadao, giving a potential strike length of several km. Initial inspection of vein quartz around Fofoca, showed they contain high percentages of sulphides and final results of initial sampling are expected soon

Cachoeira  is  a  series of NW trending quartz veins within the Parauari Granite
Intrusive Suite situated near the intersection of N-S and E-W trending shears. Initial inspection of the quartz noted high percentages of sulphides.

Based on the historical occurrences of gold deposits in similar geological settings within this region of the Tapajos gold province, the Company is confident that the hard rock potential for the Sao Domingos project will define a series of large tonnage economic gold and poly metallic ore bodies, and is currently conducting further preliminary exploration to define drill targets for the near future.

The Sao Domingos option agreement allows the Company to perform geological surveys and assessment work necessary to ascertain the existence of possible mineral deposits which may be economically mined and to earn a 100% interest in the Sao Domingos project mineral rights via structured cash payments. The total option agreement payments for the licence are structured as follows: January 30, 2006 - USD $31,500; July 30, 2006 - USD $67,500; July 30, 2007 USD $112,500;
July  30,  2008  - USD $139,500; December 30, 2008 - USD $675,000 for a total of
USD $1,026,000. The vendor will have a 2.0% Net Smelter Royalty. The Royalty payment can be purchased at any time upon written notice to the vendor and payment in reals of the equivalent of USD $500,000. The option agreement can be terminated at any time upon written notice to the vendor and the Company will be free of any and all payment commitments yet to be due.


Item 9.01    Financial  Statements  and  Exhibits

(d)   Exhibits:

99.1 Aurora Gold Corporation news release issued February 13, 2006 and disseminated through the facilities of recognized newswire services.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        AURORA GOLD CORPORATION


Date: February13, 2006                  by:/s/ A. Cameron Richardson
      ----------------                     -------------------------
                                               A. Cameron Richardson
                                               President and Director


                                        3